5757 W Century Blvd, Suite 303,

Los Angeles, CA 90045

Tel   +1(310) 568-1628

Accountants and Consultants

Fax  +1(310) 410-0371

www.kspgrp.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-1/A of

INKY of our report dated January 28, 2019 relating to our audit of the financial position of Inky as of

November 30, 2018, and the results of its operations and its cash flows from June 12, 2018 through

November 30, 2018, which are incorporated by reference and appear in this prospectus, which is  part of this registration statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ KSP Group, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

May 29, 2019